Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NEXTTRIP, INC.,

FSA TRAVEL, LLC,

JOHN MCMAHON, AS MAJORITY MEMBER,

AND THE OTHER SIGNATORIES HERETO

DATED AS OF

FEBRUARY 6, 2025

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of the 6th day of February, 2025 (“Agreement”), is made by and among NEXTTRIP, INC., a Nevada corporation (“NextTrip”), FSA TRAVEL, LLC., a New York limited liability company (“FSA”), John McMahon (“McMahon”) as an individual and in his capacity as majority member of FSA, and the other members of FSA as reflected on the signature page hereto (McMahon and such other members, each a “Unitholder” and, collectively, the “Unitholders”). Each of NextTrip, FSA, and the Unitholders are sometimes referred to herein individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Unitholders own one hundred percent (100%) of the currently issued and outstanding membership units of FSA (the “FSA Units”), with the ownership of Unitholders in the proportions set forth on the Consideration Schedule (as defined below) in Section 1.1 of the FSA Disclosure Schedule (as defined below) held by the Unitholders;

WHEREAS, NextTrip desires to purchase, and FSA desires to issue and sell to NextTrip, an aggregate of 9,608 new membership units of FSA (the “Initial Interest”) totaling a forty-nine percent (49%) ownership stake in FSA in exchange for cash consideration and NextTrip Series O Preferred Shares (as defined below) as described herein;

WHEREAS, subject to the conditions described herein, the Unitholders desire to grant to NextTrip, and NextTrip desires to obtain, an option to acquire the remaining FSA Units reflecting a fifty-one percent (51%) ownership interest in FSA in exchange for cash consideration and NextTrip Series O Preferred Shares (as defined below) to be issued to the Unitholders Pro Rata, as set forth in the Consideration Schedule on a future date;

WHEREAS, upon the consummation of the Closings (defined below), FSA will become a wholly owned subsidiary of NextTrip, and NextTrip will be the sole member of FSA;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I: DEFINITIONS

In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

“Accredited Investor” has the meaning set forth in Rule 501(a) under the Securities Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Closing” has the meaning set forth in Section 2.3.b.

“Closing Date” has the meaning set forth in Section 2.3b.

“Closing Purchase Price” means as set forth in Section 2.2a.

“Closing Shares” means an aggregate number of shares of NextTrip Series O Preferred Shares, rounded up to the nearest whole share, in the amount of $1,000,000 of NextTrip Common Stock at a price of $3.10 per share issued as Initial Closing Consideration or Final Closing Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Schedule” shall mean Schedule 1.1 of the FSA Disclosure Schedule.

“Contingent Shares” means NextTrip Series O Preferred Shares issuable upon satisfaction of any Milestone Event within the Milestone Event Period (which number will be subject to adjustment to reflect and account for any stock split, stock dividend, combination, or other recapitalization or reclassification of NextTrip effected after the date hereof).

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

“Control,” “controlled by” and “under common control with” mean, with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of stock or other securities, as executor, by contract or otherwise.

“Disclosure Supplement” has the meaning set forth in Section 7.9.

“Employment Agreements” has the meaning set forth in Section 2.3b.

“Environmental Laws” has the meaning set forth in Section 4.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Final Closing” means as set forth in Section 2.3b.

“Final Closing Consideration” has the meaning set forth in Section 2.2bii.

“Final Closing Date” has the meaning set forth in Section 2.3b.

“FSA” has the meaning set forth in the preamble.

“FSA Business Data” has the meaning set forth in Section 4.17h.

“FSA Business Systems” has the meaning set forth in Section 4.17f.

“FSA Disclosure Schedule” has the meaning set forth in Article IV.

“FSA Financial Statements” has the meaning set forth in Section 4.12a.

“FSA Intellectual Property” has the meaning set forth in Section 4.17b.

“FSA’s IP” has the meaning set forth in Section 4.17(b).

“FSA Organizational Documents” has the meaning set forth in Section 4.6.

“FSA’s Registered IP” has the meaning set forth in Section 4.17b.

“FSA Units” has the meaning set forth in the Recitals.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Group” means a group of ten (10) or more people traveling together.

“Hazardous Materials” has the meaning set forth in Section 4.18.

“Indebtedness” means with respect to a Person, without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured; (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business; (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP; (d) any off-balance sheet financing of the Person including synthetic leases and project financing; (e) any payment obligations of the Person in respect of banker’s acceptances or letters of credit (other than stand- by letters of credit in support of ordinary course trade payables); (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations; (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein; (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person; and (i) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligation.

“Initial Closing” means as set forth in Section 2.3a.

“Initial Closing Consideration” means as set forth in Section 2.1bi.

“Initial Closing Date” means as set forth in Section 2.3a.

“Initial Interest” means as set forth in the Recitals.

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, social media accounts and pages, trade names, service marks, service mark applications, common law service marks and similar indicia or origin, together with the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technology, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions (whether or not patentable), development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation. NextTrip and its Affiliates shall be deemed to have “Knowledge” of a matter if such matter is known to NextTrip’s Chief Executive Officer, William Kerby, or NextTrip’s Chief Financial Officer, Frank Orzechowski. FSA and its respective Affiliates shall be deemed to have “Knowledge” of a matter if such matter is actually known to John McMahon, FSA’s Chief Executive Officer, and Courtney May, FSA’s Operations Manager. The Unitholders shall be deemed to have “Knowledge” of a matter if it has actual knowledge of such matter.

“Law” and “Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, Order, approval, consent, certificate, registration or other authorization of any Governmental Authority or regulatory body, and other similar rights.

“Licensed Software” means as set forth in Section 4.17k.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Malicious Code” has the meaning set forth in Section 4.17m.

“Material Adverse Effect” means, with respect to FSA, a material adverse effect on its business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects and, with respect to NextTrip, a material adverse effect on its Principal Market listing, SEC reporting status, liabilities or ability to consummate the transactions contemplated hereby.

“May Employment Agreement” has the meaning set forth in Section 2.3b.

“McMahon Employment Agreement” has the meaning set forth in Section 2.3b.

“Members” has the meaning set forth in the preamble.

“Milestone Covenants” has the meaning set forth in Section 2.2cv.

“Milestone Event” shall have the meaning set forth in Section 2.2ci.

“Milestone Payment Determination Date” has the meaning set forth in Section 2.2ci.

“Milestone Payments” means as set forth in Section 2.2ci.

“Milestone Period” means the period commencing with the Closing Date and ending on the date the final Milestone Event has occurred or six (6) months from the date this agreement is signed, whichever occurs first.

“Money Laundering Laws” has the meaning set forth in Section 4.21.

“New Matter” has the meaning set forth in Section 7.9.

“NextTrip” has the meaning set forth in the preamble.

“NextTrip Capital Stock” has the meaning set forth in Section 5.7.

“NextTrip Common Stock” means the common stock, $0.001 par value per share, of NextTrip.

“NextTrip Most Recent Fiscal Year End” means February 29, 2024.

“NextTrip Organizational Documents” has the meaning set forth in Section 5.6.

“NextTrip Sale Transaction” means (a) a sale of all or substantially all of the assets of NextTrip and its subsidiaries to a third-party purchaser; (b) a sale of more than a majority of the voting stock of NextTrip to a third-party purchaser in which the stockholders of NextTrip immediately prior to such transaction do not hold effective control of NextTrip immediately after such transaction, whether through voting power, ownership, ability to elect directors, or otherwise; or (c) a merger, consolidation, recapitalization or reorganization of NextTrip with or into a third-party purchaser in which the stockholders of NextTrip immediately prior to such transaction own less than a majority of the voting equity securities of the surviving entity or its parent immediately after such transaction.

“NextTrip Series O Preferred Shares” means the Closing Shares and the Contingent Shares in a cumulative aggregate amount of up to 451,614 shares of nonvoting Series O Preferred Stock issuable as provided in this Agreement (which number will be subject to adjustment to reflect and account for any stock split, stock dividend, combination, or other recapitalization or reclassification of NextTrip affected after the date hereof).

“Open Source Technology” means any software or other Intellectual Property that is distributed as or that contain, or are derived in any manner (in whole or in part) from, any software or other Intellectual Property that is distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any Intellectual Property (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any Intellectual Property. Open Source Technology includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Principal Market” means the Nasdaq Capital Market.

“Pro Rata” means, with respect to each Unitholder, the percentage set forth adjacent to his or her name on the Consideration Schedule.

“Purchased Interest” has the meaning set forth in Section 2.1b.

“Purchase Price” has the meaning set forth in Section 2.2a.

“Registration Statements” has the meaning set forth in Section 5.12(b).

“Related Party” has the meaning set forth in Section 4.19.

“Remaining Interest” has the meaning set forth in Section 2.1b.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 5.12(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time.

“Software” has the meaning set forth in Section 4.17f.

“Subsidiary” or “subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (a) being a member of an affiliated, consolidated, combined, unitary or similar group for any period; (b) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person; (c) being liable for another Person’s taxes as a transferee or successor otherwise for any period; or (d) operation of Law.

“Termination Date” means the date that is sixty (60) days from the date of the Initial Closing.

“Third Party” has the meaning set forth in Section 7.4.

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement, including, but not limited to the exhibits hereto.

“Travel Bookings” shall mean an individual customer or Group reservation for a Travel Product for which such customer or Group is issued a confirmation number by Travelport Global Distribution Services or the provider of such Travel Product and for which FSA has been authorized to charge such customer or Group therefor on a valid credit card.

“Travel Product” means any travel or travel-related products, services or other offerings, including shopping, booking, reviewing, searching or such similar services which are offered, made available or otherwise permitted to be booked by, through or on behalf of FSA.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unitholders” means as set forth in the Preamble.

“U.S.” means the United States of America.

ARTICLE II: ISSUANCE; PURCHASE; CLOSING

Section 2.1 Issuance, Purchase and Sale.

a.	Subject to the terms and conditions set forth herein, at the Initial Closing, the Company shall issue and sell to NextTrip, and NextTrip shall purchase from the Company the Initial Interest, free and clear of any Lien, for the consideration specified in Section 2.2a. At the Initial Closing, NextTrip, the Company, and Unitholders shall exchange the deliverables set forth in Sections 9.2a and 9.3a.

b.	For a period of sixty (60) days following the Initial Closing, subject to the terms and conditions set forth herein, NextTrip shall have the option to acquire from the Unitholders all, but not less than all, of each Unitholder’s right, title, and interest in and to all of the remaining fifty-one percent (51%) of the Company represented by the FSA Units (the “Remaining Interest”, and, together with the Initial Interest, the “Purchased Interests”), free and clear of any Lien, for the consideration specified in Section 2.2b. Such option may be exercised by delivery of written notice thereof to FSA for the benefit of the Unitholders. At the Final Closing, NextTrip, the Company, and Unitholders shall exchange the deliverables set forth in Sections 9.2b and 9.3b. Immediately prior to the Final Closing, FSA will distribute the cash consideration and NextTrip Series O Preferred Shares received as Initial Closing Consideration to the Unitholders Pro Rata in accordance with the Consideration Schedule such that, immediately following the Final Closing, FSA will become a wholly-owned subsidiary of NextTrip.

c.	In the event that NextTrip does not exercise its option, or the Final Closing does not occur for any reason other than default by the Unitholders hereunder, NextTrip may not sell, convey, or otherwise transfer the Initial Interest to a third party that is not an Affiliate of NextTrip without first giving FSA a right of first refusal to repurchase the Initial Interest on the following terms and conditions:

i.	NextTrip shall deliver to FSA a written notice (the “ROFR Notice”) stating: (i) NextTrip’s bona fide intention to sell or otherwise transfer the Initial Interest to a third party; (ii) the bona fide cash price or other consideration for which NextTrip proposes to transfer the Initial Interest (the “Offered Price”); and (iii) the material terms and conditions of the proposed transfer (the “Offer Terms”).

ii.	At any time within fifteen (15) days after receipt of the ROFR Notice, FSA may, by giving written notice to NextTrip (“ROFR Acceptance”), elect to purchase all, but not less than all, of the Initial Interest at the lower of (i) the Offered Price or (ii) the Initial Closing Consideration paid by NextTrip to FSA at the Initial Closing and on the Offer Terms, free and clear of all Liens. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by an independent third party valuation conducted by an appraiser mutually acceptable to NextTrip and FSA, and the cost of such appraiser shall be borne by NextTrip.

iii.	Payment of the Offered Price shall be made by wire transfer of immediately available funds in accordance with the Offer Terms, within ten (10) Business Days after delivery of the ROFR Acceptance unless otherwise agreed by NextTrip and FSA. NextTrip shall deliver the Initial Interest to FSA upon receipt of such payment free and clear of all Liens.

iv.	If the Initial Interest is not purchased by FSA as provided in this Section 2.1c, then NextTrip may sell or otherwise transfer the Initial Interest to the proposed purchaser at the Offered Price or at a higher price and on the Offer Terms. If the Initial Interest is not so sold or transferred, prior to any sale or transfer of the Initial Interest to another third party, FSA shall again be offered the Right of First Refusal.

v.	FSA’s right of first refusal as described in this Section 2.1c shall not apply in connection with (i) a NextTrip Sale Transaction, or (ii) a pledge of any of the assets related to the Initial Interest or NextTrip’s direct or indirect equity interests in the Initial Interest as collateral; provided that no such pledge shall be made in the sixty (60) day period following the Initial Closing.

Section 2.2 Purchase Price.

a.	Consideration. Subject to the terms and conditions of this Agreement, the purchase price for the Purchased Interests shall be $1,000,000 in cash and 322,582 NextTrip Series O Preferred Shares (the “Closing Purchase Price”), plus any Milestone Payment, for an aggregate purchase price of up to $2,800,000 paid via cash and NextTrip Series O Preferred Shares (the Closing Purchase Price, together with any Milestone Payments, the “Purchase Price”).

b.	Payment. The Purchase Price shall be paid as follows:

i.	At the Initial Closing, NextTrip shall pay to FSA an aggregate amount of (I) Five Hundred Thousand Dollars and NO/100 ($500,000) in cash and (II) 161,291 NextTrip Series O Preferred Shares (collectively, the “Initial Closing Consideration”). The cash payment shall be paid by wire transfer of immediately available funds to the account indicated in writing by FSA in the FSA Disclosure Schedules.

ii.	At the Final Closing, if held, NextTrip shall pay to the Unitholders, in accordance with the Consideration Schedule, an aggregate amount of (I) Five Hundred Thousand Dollars and NO/100 ($500,000) in cash and (II) 161,291 NextTrip Series O Preferred Shares (collectively, the “Final Closing Consideration”). Concurrently with the Final Closing, FSA will distribute the NextTrip Series O Preferred Shares received as Initial Closing Consideration to the Unitholders Pro Rata in accordance with the Consideration Schedule such that immediately following the Final Closing FSA will become a wholly owned subsidiary of NextTrip.

c.	Milestone Events and Milestone Payments.

i.	If at any time after the Initial Closing but on or before the six (6) month anniversary of the Final Closing the following conditions shall be satisfied (each, a “Milestone Event”), then NextTrip shall cause to be paid to the Unitholders, in accordance with the terms of this Agreement, as additional consideration for the Purchased Interests, the amounts described below (the “Milestone Payments”):

1.	A payment of $100,000 in cash and 32,258 NextTrip Series O Preferred Shares at such time as FSA shall have Travel Bookings of Travel Products for five (5) Groups by FSA, the commissions to FSA for which are scheduled to be collected after the Final Closing;

2.	A payment of $100,000 in cash and 32,258 NextTrip Series O Preferred Shares at such time as FSA shall have Travel Bookings of cruise related Travel Products, the gross cumulative cost of which to the customers is greater than or equal to $25,000 and the commissions for which are scheduled to collected after the Final Closing;

3.	A payment of $100,000 in cash and 32,258 NextTrip Series O Preferred Shares at such time as FSA shall deliver of all necessary passcodes to allow NextTrip full remote access to the FSA booking engine for use by NextTrip; and

4.	A payment of $100,000 in cash and 32,258 NextTrip Series O Preferred Shares at such time as FSA shall have Travel Bookings for Travel Products, the cumulative gross cost of which to the customers is grater than or equal to $1 million and the commissions for which are scheduled to be collected after the Final Closing.

ii.	FSA can replace any of the above milestones described in subsection (1), (2), or (3) above, for an additional $1 million in Travel Bookings in each instance as described in (4) above.

iii.	After the Initial Closing, whether a Milestone Event is met and additional consideration is payable hereunder shall be determined by the Parties on a mutually agreeable date (each a “Milestone Payment Determination Date”) no later than fourteen (14) days following notice by FSA to NextTrip that such Milestone Event has been met based on FSA’s books and records and supported by customary industry data such as Global Distribution Services, Travelport, credit card authorizations and similar written and/or electronic evidence. If additional consideration is determined to be due prior to the Final Closing, NextTrip shall (A) issue additional NextTrip Series O Preferred Shares at the Final Closing and (B) wire transfer additional cash consideration to the Unitholders in accordance with the Consideration Schedule to the account(s) designated by such Unitholders at the Final Closing. If additional consideration is determined to be due after the Final Closing, NextTrip shall NextTrip shall (A) issue additional NextTrip Series O Preferred Shares within fourteen (14) days following each Milestone Payment Determination Date and (B) wire transfer additional cash consideration to the Unitholders in accordance with the Consideration Schedule to the account(s) designated by such Unitholders within three (3) Business Days following each Milestone Achievement Date.

iv.	Following the Final Closing, for the duration of the Milestone Period, NextTrip shall (A) use commercially reasonable efforts to operate FSA and act in good faith and in the spirit of fair dealing with respect to the provisions of this Agreement and shall not take any action in bad faith or which has the primary purpose of reducing the earning or payment of the Contingent Shares (if any), and (B) use commercially reasonable efforts to facilitate the ongoing business requirements of FSA during the Milestone Period (the “Milestone Covenants”).

v.	Notwithstanding anything to the contrary contained herein, in the event that either McMahon or Courtney May (“May”) shall cease to serve in their current capacities with FSA during the time between the Initial Closing and the Final Closing or with NextTrip during the Milestone Period for any reason other than his or her voluntary termination or termination for Cause as defined in the Employment Agreements, each Milestone Event not then achieved shall be automatically and unconditionally achieved.

d.	For the avoidance of doubt, any amounts due to the Unitholders under this Section 2.2 shall be paid or issued to such Unitholders, Pro Rata, as set forth in the Consideration Schedule.

Section 2.3 Closing.

a.	Unless this Agreement is earlier terminated pursuant to Article X hereof, upon the terms and subject to the conditions of this Agreement, the closing of the sale of the Initial Interests (the “Initial Closing”) shall take place not later than three (3) Business Days following the satisfaction or waiver by the party entitled to the benefit thereof of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions), remotely via the exchange of counterpart signatures and any other deliveries. The date and time of the Initial Closing is referred to herein as the “Initial Closing Date.”

b.	In the event NextTrip exercises its option to purchase the Remaining Interest, the closing of the sale of the Remaining Interest (the “Final Closing”, together with the Initial Closing, each a “Closing” and, collectively, the “Closings”) shall take place on the next Business Day following the date on which the following conditions with respect to all Parties are satisfied, provided that such date is within sixty (60) days of the Initial Closing: (i) the continued employment of McMahon pursuant to the employment agreement entered into at the Initial Closing (the “McMahon Employment Agreement”) by NextTrip, except by reason of a termination by NextTrip without Cause (as defined in the McMahon Employment Agreement) or by McMahon For Good Reason (as defined in the McMahon Employment Agreement), (ii) the continued employment of May pursuant to the employment agreement entered into at the Initial Closing (the “May Employment Agreement”, and, together with the McMahon Employment Agreement, the “Employment Agreements”) by NextTrip, except by reason of a termination by NextTrip without Cause (as defined in the May Employment Agreement) or by May For Good Reason (as defined in the May Employment Agreement), (iii) the completion of a $2,000,000 capital fundraise by NextTrip, and (iv) the continued operation of FSA by FSA’s existing management until the Final Closing (collectively, the “Final Closing Conditions”). The date and time of the Final Closing is referred to herein as the “Final Closing Date”, and, together with the Initial Closing Date, each a “Closing Date”, and, collectively, the “Closing Dates.”

Section 2.4 Management of FSA.

The Parties shall take all necessary actions such that, from and after the Final Closing Date, until their successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of FSA, McMahon and May shall continue in their current capacities at FSA.

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE UNITHOLDERS

Each Unitholder, severally and not jointly, hereby represents and warrants to NextTrip that the statements contained in this Article III are true, correct and complete with respect to such Unitholder as of the date of this Agreement and as of each of the Closing Dates.

Section 3.1 Authority.

Such Unitholder has all requisite authority and power to enter into and deliver this Agreement and any of the other Transaction Documents to which such Unitholder is a party, and any other certificate, agreement, document or instrument to be executed and delivered by such Unitholder in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents to which such Unitholder is a party will be, duly and validly authorized and approved, executed and delivered by such Unitholder.

Section 3.2 Binding Obligations.

Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the relevant Unitholder, this Agreement and each of the Transaction Documents to which such Unitholder is a party are duly authorized, executed and delivered by such Unitholder, and constitute the legal, valid and binding obligations of such Unitholder, enforceable against such Unitholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

Section 3.3 No Conflicts.

Neither the execution or delivery by the relevant Unitholder of this Agreement or any Transaction Document to which such Unitholder is a party, nor the consummation or performance by such Unitholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Unitholder is a party or by which the properties or assets of such Unitholder is bound; or (b) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of such Unitholder under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Unitholders or FSA under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which such Unitholder is a party or any of such Unitholder’s assets and properties are bound or affected, except, in the case of any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 3.4 Ownership of FSA Shares.

Each Unitholder is the sole record and beneficial owner, of, and owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to NextTrip pursuant to this Agreement such Unitholder’s FSA Units free and clear of any and all Liens. There are no options, rights, voting trusts, Unitholder agreements or any other Contracts or understandings to which such Unitholder is a party or by which such Unitholder or such Unitholder’s FSA Units are bound with respect to the issuance, sale, transfer, voting or registration of the FSA Units. Each Unitholder has sole managerial and dispositive authority with respect to its FSA Units and such Unitholder has not granted any third party a proxy, option or other right to buy its FSA Units or any interest therein that has not expired or been validly withdrawn. At each of the Initial Closing and the Final Closing, NextTrip will acquire a good, valid and marketable title to the FSA Units included in the Purchased Interests free and clear of any and all Liens.

Section 3.5 Certain Proceedings.

There is no Action pending against, or to the Knowledge of the relevant Unitholder, threatened against or affecting, such Unitholder by any Governmental Authority or other Person with respect to such Unitholder that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.6 Brokers or Finders.

Except as has been disclosed to NextTrip regarding Innovative Travel Acquisitions, Inc., the obligations of FSA to which, if any, shall be the exclusive responsibility of NextTrip, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the relevant Unitholder or FSA for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of the Unitholders or FSA.

Section 3.7 Investment Representations.

a.	The relevant Unitholder understands and agrees that, if deemed acquired by such Unitholder hereunder, the NextTrip Series O Preferred Shares are being acquired for investment purposes for its own account and not with a view to the resale or distribution of any part thereof, and such Unitholder has no present intention of selling or otherwise distributing his/her/its NextTrip Series O Preferred Shares, except in compliance with applicable securities Laws.

b.	The relevant Unitholder understands and agrees that the NextTrip Series O Preferred Shares issued hereunder are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Unitholder pursuant hereto, the NextTrip Series O Preferred Shares would be acquired in a transaction not involving a public offering. Such Unitholder understands and agrees that the NextTrip Series O Preferred Shares will be issued hereunder in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder. The relevant Unitholder further acknowledges and agrees that upon issuance, the NextTrip Series O Preferred Shares may not be resold without registration under the Securities Act or in reliance upon an available exemption therefrom. The relevant Unitholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby, and specifically those in subparagraph (i) thereof, and otherwise by the Securities Act.

c.	The relevant Unitholder understands and agrees that the NextTrip Series O Preferred Shares issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the U.S.

d.	The relevant Unitholder understands that the NextTrip Series O Preferred Shares are being offered and issued to such Unitholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Unitholder set forth in this Agreement, in order for NextTrip to determine the applicability and availability of the exemptions from registration of the NextTrip Series O Preferred Shares on which NextTrip is relying.

e.	The relevant Unitholder further represents and warrants to NextTrip that:

i.	it qualifies as an Accredited Investor;

ii.	it consents to the placement of a legend on any certificate or other document evidencing the NextTrip Series O Preferred Shares substantially in the form set forth in Section 3.8(a);

iii.	it has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement;

iv.	it has consulted, to the extent that he, she or it has deemed necessary, with its tax, legal, accounting and financial advisors concerning his, her or its investment in the NextTrip Series O Preferred Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the NextTrip Series O Preferred Shares;

v.	it has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding NextTrip that it has requested, and all such public information is sufficient for it to evaluate the risks of investing in the NextTrip Series O Preferred Shares;

vi.	it has been afforded the opportunity to ask questions of and receive answers concerning NextTrip and the terms and conditions of the issuance of the NextTrip Series O Preferred Shares;

vii.	it is not relying on any representations and warranties concerning NextTrip made by NextTrip or any officer, employee or agent of NextTrip, other than those contained in this Agreement or the SEC Reports;

viii.	it will not sell or otherwise transfer the NextTrip Series O Preferred Shares, unless either (A) the transfer of the NextTrip Series O Preferred Shares is registered under the Securities Act or (B) an exemption from such registration is available;

ix.	it understands and acknowledges that NextTrip is under no obligation to register the NextTrip Series O Preferred Shares for sale under the Securities Act;

x.	it represents that the address furnished to NextTrip is its principal office or primary residence;

xi.	it understands and acknowledges that the NextTrip Series O Preferred Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning NextTrip that has been supplied to it and that any representation to the contrary is a criminal offense; and

xii.	it acknowledges that the representations, warranties and agreements made by it in this Section 3.7 shall survive the execution and delivery of this Agreement and the issuance of the NextTrip Series O Preferred Shares.

f.	Such Unitholder is aware of, has received and had an opportunity to review:

i.	NextTrip’s Annual Report on Form 10-K for the year ended February 29, 2024; and

ii.	NextTrip’s current reports on Form 8-K, proxy statements, Form 10-Qs (which filings can be accessed by going to www.sec.gov), from January 1, 2023, to the date of such Unitholder’s entry into this Agreement, in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of NextTrip. Each Unitholder acknowledges that due to its receipt of and review of the Disclosure Documents, it has received similar information as would be included in a Registration Statement filed under the Securities Act.

g.	The relevant Unitholder has not become aware of or been offered the NextTrip Series O Preferred Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Unitholder’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

Section 3.8 Stock Legends.

Each Unitholder hereby agree and acknowledge as follows:

a.	The certificates or book-entry notices evidencing the NextTrip Series O Preferred Shares and each certificate or book entry issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

b.	The certificates or book entries representing the NextTrip Series O Preferred Shares, and each certificate or book entry issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law, or Contract.

Section 3.9 Insider Trading.

The relevant Unitholder certifies and confirms that it has not directly, or through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly-traded shares of NextTrip. Such Unitholder further certifies and confirms that it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding NextTrip or the transactions contemplated herein and is not a party to any insider trading in NextTrip’s securities. Such Unitholder further certifies and confirms that it has not “tipped” any related parties or third parties regarding the transactions contemplated herein, or advised any parties to purchase, sell or otherwise trade NextTrip’s securities.

Section 3.10 No Untrue Representation or Warranty.

No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to NextTrip by the relevant Unitholder pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF FSA

FSA and the Unitholders, jointly and severally, represent and warrant to NextTrip, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by FSA to NextTrip contemporaneously with the execution of this Agreement (collectively, the “FSA Disclosure Schedule”) that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and as of each of the Closing Dates. Each reference to “FSA” below shall include a reference to FSA’s subsidiaries.

Section 4.1 Organization and Qualification.

FSA is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FSA.

Section 4.2 Authority.

FSA has all requisite authority and power (corporate and other), Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which FSA is a party and any other certificate, agreement, document or instrument to be executed and delivered by FSA in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by FSA and the performance by FSA of its obligations hereunder and thereunder and the consummation by FSA of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of FSA. FSA does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and each of the Transaction Documents to which FSA is a party will be, duly and validly authorized and approved, executed and delivered by FSA.

Section 4.3 Binding Obligations.

Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than FSA, this Agreement and each of the Transaction Documents to which FSA is a party is duly authorized, executed and delivered by FSA and constitutes the legal, valid and binding obligations of FSA enforceable against FSA in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

Section 4.4 No Conflicts.

Neither the execution nor the delivery by FSA of this Agreement or any Transaction Document to which FSA is a party, nor the consummation or performance by FSA of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the FSA Organizational Documents; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to FSA, or by which FSA or any of its respective assets and properties are bound or affected; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of FSA under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of FSA under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which FSA is a party or by which FSA or any of its respective assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by FSA or that otherwise relate to the business of, or any of the properties or assets owned or used by, FSA, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on FSA.

Section 4.5 Subsidiaries.

FSA does not own, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, limited or general partnership, joint venture or other entity or enterprise. Other than as described in this Agreement, there are no contracts or other obligations (contingent or otherwise) of FSA to retire, repurchase, redeem or otherwise acquire any outstanding units or membership interests of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.6 Organizational Documents.

FSA has delivered or made available to NextTrip true and correct copies of the Certificate of Organization and Operating Agreement of FSA, and any other organizational documents of FSA and each of its subsidiaries and Affiliates, each as amended to date, and each such instrument is in full force and effect (collectively, the “FSA Organizational Documents”). FSA is not in violation of any of the provisions of the FSA Organizational Documents. The records or meetings of the members, the managers and any committees, as provided or made available to NextTrip, are correct and complete.

Section 4.7 Capitalization.

a.	The FSA Units are set forth in Section 4.7 of the FSA Disclosure Schedule. Except as set forth on such schedule, no FSA Units or other voting securities of FSA were issued, reserved for issuance or outstanding prior to the Initial Closing. The FSA Units are duly authorized, validly issued, fully paid and nonassessable and, except as may be waived in connection herewith, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the applicable jurisdiction of formation, the FSA Organizational Documents, or any Contract to which FSA is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of FSA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the FSA Unit may vote.

b.	There are no options, warrants, rights, convertible or exchangeable securities, “phantom” unit rights, unit appreciation rights, performance units, commitments, Contracts, arrangements or undertakings of any kind to which FSA is a party or by which it is bound (x) obligating FSA to issue, deliver or sell, or cause to be issued, delivered or sold, additional units or other equity interests in, or any security convertible or exercisable for or exchangeable into any unit of or other equity interest in, FSA; (y) obligating FSA to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the FSA Units or other equity interests of FSA. There are no outstanding Contracts or obligations of FSA to repurchase, redeem or otherwise acquire any units or other equity interests of FSA. There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any unit or other security of FSA.

c.	As of immediately following the Initial Closing, after giving effect to the applicable transactions contemplated by this Agreement, (i) the Initial Interest will have been duly authorized and validly issued, and will be owned of record and beneficially by NextTrip, (ii) all of the issued and outstanding units of FSA, including the Initial Interest, will have been issued in compliance with all applicable federal and state securities Laws, (iii) none of the issued and outstanding units of FSA, including the Initial Interest, will have been issued in violation of any agreement, arrangement or commitment to which FSA is a party or is subject to or in violation of any preemptive or similar rights of any Person, and (iv) all of the units, including the Initial Interest, will have the rights, preferences, powers, restrictions and limitations set forth in the FSA Organizational Documents.

Section 4.8 Brokers or Finders.

Except as has been disclosed to NextTrip regarding Innovative Travel Acquisitions, Inc., the obligations of FSA to which, if any, shall be the exclusive responsibility of NextTrip, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against FSA or the Unitholders for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of FSA or the Unitholders.

Section 4.9 Compliance with Laws.

The business and operations of FSA have been and are being conducted in accordance with all applicable Laws and Orders. FSA is not in conflict with, or in default or violation of and, to the Knowledge of FSA, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which FSA is a party or by which FSA, or its assets and properties are bound or affected. There is no agreement, judgment or Order binding upon FSA which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of FSA or the conduct of business by FSA as currently conducted. FSA has filed all forms, reports and documents required to be filed with any Governmental Authority and FSA has made available such forms, reports and documents to NextTrip. As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10 Certain Proceedings.

There is no Action pending against, or to the Knowledge of FSA, threatened against or affecting, FSA by any Governmental Authority or other Person with respect to FSA, or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. FSA is not, and to the Knowledge of FSA has not been, a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate). FSA is not in violation of and, to the Knowledge of FSA, is not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of any applicable Law, rule, regulation, judgment or Order. To FSA’s Knowledge, any past or present director or officer (in his or her capacity as such) or affiliate of FSA or its subsidiaries, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither FSA, nor to FSA’s Knowledge, any past or present director or officer (in his or her capacity as such) or affiliate of FSA or its subsidiaries, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither FSA, nor to FSA’s Knowledge, any past or present director or officer (in his or her capacity as such) or affiliate of FSA, has any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

Section 4.11 Contracts.

Except as set forth in Section 4.11 of the FSA Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of FSA. FSA is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of FSA. FSA has obtained the necessary approvals with each vendor to advise of the transfer of ownership of FSA.

Section 4.12 Financial Statements and Tax Matters.

a.	Financial Statements; Books and Records; Accounts Receivable. FSA has delivered to NextTrip annual financial statements and quarterly statements of FSA for the fiscal years of 2022 and 2023, and the first three fiscal quarters of 2024 (the “FSA Financial Statements”). The FSA Financial Statements were prepared in good faith by FSA’s management and fairly present in all material respects the financial position of FSA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

i.	The books and records of FSA are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with industry standards.

ii.	The accounts receivable of FSA are reflected on the books and records of FSA and represent valid obligations arising from the sale of products or performance of services in the Ordinary Course of Business. To the Knowledge of FSA, the accounts receivable are current and collectible, net of the respective reserves established on FSA’s books and records in accordance with past practices consistently applied. To the Knowledge of FSA, there is no contest, claim or right of set-off under any Contract relating to accounts receivable with respect to the amount or validity of such accounts receivable. Section 4.12(a)(iii) of the FSA Disclosure Schedule sets forth a complete and accurate aging report of such accounts receivable.

b.	Absence of Certain Changes. Since the date of the latest balance sheet included in the FSA Financial Statements, FSA has been operated, in the ordinary course and consistent with past practice and, in any event, there has not been:

i.	any material adverse change in the business, condition (financial or otherwise), operations, results of operations or prospects of FSA;

ii.	any loss or, to the Knowledge of FSA, any threatened or contemplated loss, of business of any customers or suppliers of FSA which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on FSA;

iii.	any loss, damage, condemnation or destruction to any of the properties of FSA (whether or not covered by insurance);

iv.	any borrowings by FSA other than trade payables arising in the ordinary course of the business and consistent with past practice; or

v.	any sale, transfer or other disposition of any of the assets other than in the ordinary course of the business and consistent with past practice.

c.	Tax Returns; Taxes. FSA has filed all Tax Returns required to be filed (if any) by or on behalf of FSA and has paid all Taxes of FSA required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to FSA that FSA is or may be subject to taxation by such jurisdiction. There are no Liens with respect to Taxes on FSA’s property or assets. There are no Tax rulings, requests for rulings, or closing agreements relating to FSA for any period (or portion of a period) that would affect any period after the date hereof. All Taxes that FSA is or was required by Law to withhold or collect have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Authority as required by Law. FSA has not distributed units or shares of another entity, nor has FSA had its units distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. All related-party transactions involving FSA have complied with all transfer pricing requirements in all jurisdictions in which the FSA does business, including at arm’s length prices and terms in compliance with Section 482 of the Code. FSA has not obtained or sought any Tax savings, Tax deferrals or other Tax benefits under the CARES Act. The consummation of the transactions contemplated by this Agreement, by itself or together with any other contracts, transactions or events, will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.

d.	No Adjustments, Changes. Neither FSA nor any other Person on behalf of FSA:

i.	has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or

ii.	has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

e.	No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of FSA, nor is any such claim or dispute pending or contemplated. FSA has delivered to NextTrip true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by FSA, if any, since its inception and any and all correspondence with respect to the foregoing.

f.	Not a U.S. Real Property Holding Corporation. FSA is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

g.	No Tax Allocation, Sharing. FSA is not and has not been a party to any Tax allocation or sharing agreement.

Section 4.13 Internal Accounting Controls.

FSA maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. FSA has established disclosure controls and procedures for FSA and designed such disclosure controls and procedures to ensure that material information relating to FSA is made known to the officers by others within FSA. FSA’s officers have evaluated the effectiveness of FSA’s controls and procedures. Since FSA’s Most Recent Fiscal Year End, there have been no significant changes in FSA’s internal controls or, to the Knowledge of FSA, in other factors that could significantly affect FSA’s internal controls.

Section 4.14 Labor Matters.

a.	There are no collective bargaining or other labor union agreements to which FSA is a party or by which it is bound. No material labor dispute exists or, to the Knowledge of FSA, is imminent with respect to any of the employees of FSA.

b.	Section 4.14 of the FSA Disclosure Schedule sets forth a list of all FSA employees, independent contractors or other Persons providing comparable services to it. FSA is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. FSA is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

c.	To the Knowledge of FSA, no director, officer or employee of FSA is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a director, officer or employee of FSA; or (ii) the ability of FSA to conduct its business. Each employee of FSA is employed on an at-will basis and FSA does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

Section 4.15 Employee Benefits.

a.	FSA does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of FSA. There are not any employment, consulting, indemnification, severance or termination agreements or arrangements between FSA and any current or former employee, officer or director of FSA, nor does FSA have any general severance plan or policy.

b.	FSA does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of FSA.

c.	Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of FSA, will result in

i.	any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from FSA;

ii.	any increase in the amount of compensation or benefits payable to any such individual; or

iii.	any acceleration of the vesting or timing of payment of compensation payable to any such individual. No arrangement or other Contract of FSA provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of FSA.

Section 4.16 Title to Assets.

FSA has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which FSA has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of FSA to conduct business as currently conducted.

Section 4.17 Intellectual Property; Data Privacy.

a.	Section 4.17(a) of the FSA Disclosure Schedules sets forth a true, complete and correct list of all applications and registrations of Intellectual Property owned by FSA (“FSA’s Registered IP”). FSA is the sole and exclusive owner of all of FSA’s Registered IP. All required filings and fees related to FSA’s Registered IP have been timely filed and paid, and all FSA’s Registered IP is otherwise in good standing.

b.	Section 4.17(b) of FSAs’ Disclosure Schedules sets forth a true, complete, and correct list of all Intellectual Property which FSA uses or holds for use, which is not FSA’s Registered IP (“FSA’s IP”). FSA’s Registered IP and FSA’s IP together (“FSA Intellectual Property”) constitutes all of the Intellectual Property needed, used or held for use by FSA to operate its business as presently conducted. FSA is the sole and exclusive owner of or has a valid and enforceable license or other right to use the FSA Intellectual Property, as a case maybe, free and clear of any Liens and, to the Knowledge of FSA, any infringing or diluting uses thereof by third parties.

c.	All of the FSA Intellectual Property is valid and enforceable, and all registrations of FSA Intellectual Property are subsisting and in full force and effect and have not been cancelled. FSA has taken all reasonable and necessary steps to maintain and enforce the FSA Intellectual Property. FSA has neither abandoned nor granted any license, permit or other consent or authorization to any third party to use any of the FSA Intellectual Property. None of the FSA Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction or agreement restricting the scope or use thereof. To the Knowledge of FSA, none of the FSA Intellectual Property, the conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, or the products and services of the FSA, in each case, has infringed, misappropriated, or otherwise violated and will infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any kind of any third party. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re- examinations) settled or pending or, to the Knowledge of the FSA, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any FSA Intellectual Property.

d.	To FSA’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any of FSA’s Intellectual Property.

e.	FSA has taken commercially reasonable steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by FSA, including requiring all Persons having access thereto to execute written non-disclosure or work-for-hire agreements. FSA has used commercially reasonable efforts to enter into written agreements with current and former employees, and with current and former independent contractors, who are or were involved in or have contributed to the invention, creation, or development of any FSA Intellectual Property during the course of employment or engagement with the FSA, whereby the employee or independent contractor (1) acknowledges FSA’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with FSA; (2) grants to the FSA a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.

f.	The computer programs, software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation, including developer notes, comments and annotations, operating instructions, user manuals, training materials and tangible media relating to any of the foregoing (“Software”), information technology and computer systems (including the computers, computer software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, interfaces, data communications lines, websites, applications and all other information technology equipment and software, and all associated documentation) of FSA (collectively, “FSA Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of FSA. FSA Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity for all software, in each case as necessary for the conduct of the business and operations of FSA as currently conducted and as currently contemplated to be conducted. FSA maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

g.	To FSA’s Knowledge, FSA’s data, privacy and security practices comply, and at all times have complied, in all material respects, with all applicable Laws relating to the processing of personal data, data privacy, data or cyber security, breach notification, or data localization, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), GDPR and HIPAA for the conduct of business as currently conducted, and in connection with the consummation of the transactions contemplated by this Agreement.

h.	To FSA’s Knowledge, FSA has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the industry in which FSA operates to protect the operation, confidentiality, integrity and security of all of FSA’s confidential and other data and information in the conduct of the business of the FSA (“FSA Business Data”) and the FSA Business Systems, against misuse. To FSA’s Knowledge, FSA Business Systems are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.

i.	FSA has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf, if any, and all third parties managing FSA Business Systems on their behalf, if any, to appropriate contractual terms relating to the processing of FSA Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, FSA has entered into business associate agreements with vendors and customers in all situations where required by applicable Law.

j.	FSA has not received any notice of any claims, investigations, for alleged violations of Data Protection and Security Requirements with respect to personal data subject to processing by, or under the control of, FSA, and, to the Knowledge of the FSA, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.

k.	FSA has obtained the right to use all Software (i) used in its business, other than off-the-shelf Software (“Licensed Software”) and (ii) developed by FSA and that is used in the business of the FSA (“FSA Owned Software”). FSA is in compliance with all material provisions of any Contract pursuant to which the FSA has the right to use the Licensed Software.

l.	Section 4.17(l) of the Disclosure Schedule identifies all Open Source Technology, if any, that is or has been used by the FSA in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any FSA Owned Software. FSA has not used any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (i) disclosure or distribution of any FSA Owned Software in source code form, (ii) license or other provision of any FSA Owned Software on a royalty-free basis, or (iii) grant of any license, non-assertion covenant or other rights or immunities under any FSA Owned Software or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any FSA Owned Software, including any “copyleft” license. FSA has complied, in all material respects, with all notice, attribution and other requirements of each applicable Open Source Technology license.

m.	To FSA’s Knowledge, no FSA Owned Software (or, to the Knowledge of the FSA, other software) used in the business or operations of the FSA or provision of any FSA product or service contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) that would reasonably be expected to impair the normal and authorized operation of any computer system, network or device or damage, destroy or prevent the access to or use of any data without consent.

n.	FSA is in actual possession of and has exclusive control over all source code for all FSA Owned Software. FSA possesses all source code and other documentation and materials necessary or useful to compile, maintain and operate all FSA Owned Software. FSA has not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any FSA Owned Software to any Person, other than in the performance of services for the FSA. To FSA’s Knowledge, FSA is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data, to the extent that it is subject to same. FSA does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the U.S.

Section 4.18 Environmental Laws

FSA (a) is in compliance with all Environmental Laws (as defined below); (b) has received all Licenses or other approvals required under applicable Environmental Laws to conduct its business; and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FSA. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, Licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 4.19 Transactions with Affiliates and Employees.

Except as set forth in Section 4.19 of the FSA Disclosure Schedule, no officer, director, employee of FSA or any Affiliate of any such Person (each, a “Related Party”), has or has had, either directly or indirectly, an interest in any transaction with FSA (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services, materials, or other items, to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of FSA, any entity in which any such Person has an interest or is an officer, director, trustee or partner. FSA is not dependent on any services or materials owned by any Related Party.

Section 4.20 Liabilities.

Except as set forth on Section 4.20 of the FSA Disclosure Schedule or in the FSA Financial Statements, FSA has no undisclosed Liability that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (and there is no Action pending, or to the Knowledge of FSA, threatened against FSA that would reasonably be expected to give rise to any such Liability). FSA is not a guarantor nor is it otherwise liable for any Liability or obligation (including Indebtedness) of any other Person. There are no financial or contractual obligations (including any obligations to issue units or other securities) executory after the Closing Date.

Section 4.21 Money Laundering Laws.

The operations of FSA are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving FSA with respect to the Money Laundering Laws is pending or, to the Knowledge of FSA, threatened.

Section 4.22 Foreign Corrupt Practices.

Neither FSA, nor, to the Knowledge of FSA, any director, officer, agent, employee or other Person acting on behalf of FSA has, in the course of its actions for, or on behalf of, FSA (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.23 Absence of Certain Changes or Events.

Except as set forth in Section 4.23 of the FSA Disclosure Schedule, since the date of the most recent FSA balance sheet delivered to NextTrip (a) FSA has conducted its business only in Ordinary Course of Business; and (b) there has not been any material change in the assets, Liabilities, financial condition or operating results of FSA, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on FSA. FSA has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does FSA have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

Section 4.24 Insurance.

Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FSA, (a) FSA is insured with reputable insurers against such risks and in such amounts as the management of FSA reasonably has determined to be prudent and consistent with industry practice, and FSA and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FSA , FSA is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by FSA pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) FSA has not received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

Section 4.25 Investment Company.

FSA is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26 Financial Statements.

Using commercially reasonable efforts, FSA and its officers and employees shall assist NextTrip and its accountants and auditors in preparing audited and unaudited financial statements as required by Regulation S-X and as required and requested from time to time by the SEC and the SEC’s rules and requirements, and shall further supply NextTrip all information, reports, documentation and financial information reasonably requested in connection therewith. The costs of all audits and the preparation of all financial information required pursuant to this Section 4.26 shall be paid by NextTrip.

Section 4.27 No Untrue Representation or Warranty.

No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to NextTrip by FSA pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF NEXTTRIP

NextTrip hereby represents and warrants to FSA and the Unitholders, subject to the exceptions and qualifications specifically set forth or disclosed in the SEC Reports that the statements contained in this Article V are correct and complete as of the date of this Agreement, the date of the Initial Closing, and the date of the Final Closing. All references below to NextTrip’s “subsidiaries” shall only refer to NextTrip’s subsidiaries and not any minority owned subsidiaries. Each reference to NextTrip below shall include where applicable and warranted, a reference to NextTrip’s subsidiaries.

Section 5.1 Organization and Qualification.

NextTrip is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on NextTrip. The NextTrip Common Stock is presently quoted on the Principal Market and, except as disclosed in the SEC Reports, NextTrip has not received any notice from the SEC that it has or will commence, institute or bring a proceeding pursuant to Section 12(j) of the Exchange Act.

Section 5.2 Authority.

NextTrip has all requisite authority and power, Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which NextTrip is a party and any other certificate, agreement, document or instrument to be executed and delivered by NextTrip in connection with the transactions contemplated hereby and thereby and, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to approval of the issuance of the NextTrip Series O Preferred Shares at a meeting of the stockholders. The execution and delivery of this Agreement and the other Transaction Documents by NextTrip and the performance by NextTrip of its respective obligations hereunder and thereunder and the consummation by NextTrip of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of NextTrip. NextTrip is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby other than filings and notices required by SEC rules and regulations and requirements of the Principal Market, all of which have been or will be timely made. This Agreement has been, and each of the Transaction Documents to which NextTrip is a party will be, duly and validly authorized and approved, executed and delivered by NextTrip.

Section 5.3 Binding Obligations.

Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than NextTrip, this Agreement and each of the Transaction Documents to which NextTrip is a party are duly authorized, executed and delivered by NextTrip and constitutes the legal, valid and binding obligations of NextTrip enforceable against NextTrip in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

Section 5.4 No Conflicts.

Neither the execution nor the delivery by NextTrip of this Agreement or any Transaction Document to which NextTrip is a party, nor the consummation or performance by NextTrip of the transactions contemplated hereby or thereby (except as discussed below) will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of NextTrip Organizational Documents; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to NextTrip, or by which NextTrip or any of its respective assets and properties are bound or affected; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of NextTrip under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of NextTrip under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which NextTrip is a party or by which NextTrip or any of its respective assets and properties are bound or affected (except as relating to notes, bonds, mortgages, indentures, Contracts and other instruments requiring approval of counterparties which have not been obtained as of the date of this Agreement, but which will be obtained prior to Closing); or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by NextTrip or that otherwise relate to the business of, or any of the properties or assets owned or used by, NextTrip, except, in the case of clauses (b), (c) or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on NextTrip.

Section 5.5 Subsidiaries.

Except as set forth in the SEC Reports, NextTrip does not own, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, limited or general partnership, joint venture or other entity or enterprise. Except as set forth in the SEC Reports, there are no Contracts or other obligations (contingent or otherwise) of NextTrip to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.6 Organizational Documents.

A true and correct copy of the Articles of Incorporation and Bylaws of NextTrip and any other organizational documents of NextTrip, each as amended, and each such instrument is in full force and effect (the “NextTrip Organizational Documents”) are available in the SEC Reports. NextTrip is not in violation of any of the provisions of its NextTrip Organizational Documents. The minute books (containing the records or meetings of the stockholders, the board of directors and any committees of the board of directors), as provided or made available to FSA, are correct and complete.

Section 5.7 Capitalization.

a.	The authorized and outstanding capital stock or other voting securities of NextTrip (the “NextTrip Capital Stock”) and each of its subsidiaries is set forth in the SEC Reports. Except as set forth in the SEC Reports, no NextTrip Capital Stock nor any capital stock or other voting securities of any of its majority subsidiaries are issued, reserved for issuance or outstanding. NextTrip owns of record and beneficially all of the capital stock or other voting securities of each of its subsidiaries. All the outstanding NextTrip Capital Stock and all the outstanding capital stock of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the applicable jurisdiction of formation, the NextTrip Organizational Documents or any Contract to which NextTrip is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of NextTrip or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the NextTrip Common Stock or other voting securities may vote. Except as set forth in the SEC Reports, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which NextTrip is a party or by which it is bound (x) obligating NextTrip or its subsidiaries, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, NextTrip or its subsidiaries; (y) obligating NextTrip or its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock or other equity interests of NextTrip and each of its subsidiaries. There are no outstanding Contracts or obligations of NextTrip to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of NextTrip or any of its subsidiaries. Except at set forth in the SEC Reports, there are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of NextTrip and each of its subsidiaries, which has not previously been satisfied or waived.

b.	The issuance of the NextTrip Series O Preferred Shares to the Unitholders has been duly authorized and, upon delivery to the Unitholders of certificates therefor, at Closing, in accordance with the terms of this Agreement, the NextTrip Series O Preferred Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Unitholders and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.8 Compliance with Laws.

The business and operations of NextTrip have been and are being conducted in accordance with all applicable Laws and Orders. Except as set forth in the SEC Reports, NextTrip is not in conflict with, or in default or violation of and, to the Knowledge of NextTrip, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which NextTrip is a party or by which NextTrip, any of its subsidiaries or Affiliates or any of their respective assets and properties are bound or affected. There is no agreement, judgment or Order binding upon NextTrip or any of its subsidiaries or Affiliates which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of NextTrip or the conduct of business by NextTrip as currently conducted. NextTrip has filed all forms, reports and documents required to be filed with any Governmental Authority and NextTrip has made available such forms, reports and documents to FSA. As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.9 Certain Proceedings.

Except as set forth in the SEC Reports, there is no Action pending against, or to the Knowledge of NextTrip, threatened against or affecting, NextTrip by any Governmental Authority or other Person with respect to NextTrip or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. Except as set forth in the SEC Reports, NextTrip has not been a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate). NextTrip is not in violation of and, to the Knowledge of NextTrip, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, rule, regulation, judgment or Order. Except as set forth in the SEC Reports, neither NextTrip nor to NextTrip’s Knowledge any past or present director or officer (in his or her capacity as such) or affiliate, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty in the past ten (10) years. Neither NextTrip nor to NextTrip’s Knowledge any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither NextTrip nor to NextTrip’s Knowledge any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

Section 5.10 No Brokers or Finders.

Except as set forth in the SEC Reports, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against NextTrip for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of NextTrip. Subject to the final sentence of this section, NextTrip shall be solely responsible for payment of any undisclosed obligation.

Section 5.11 Contracts.

Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of NextTrip. NextTrip is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of NextTrip.

Section 5.12 SEC Reports.

a.	Since January 1, 2020, NextTrip has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act (the “SEC Reports”).

b.	As of their respective dates, the SEC Reports and any registration statements filed by NextTrip under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material Contracts to which NextTrip is a party or to which the property or assets of NextTrip are subject have been filed as exhibits to the SEC Reports and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of NextTrip included in the SEC Reports and the Registration Statements complied in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of NextTrip as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Reports and Registration Statements regarding NextTrip’s business is current and complete and accurately reflects operations of NextTrip as it exists as of the date hereof. There is no order issued by the SEC suspending the effectiveness of any outstanding Registration Statement and there are no proceedings for that purpose that have been initiated or threatened by the SEC.

Section 5.13 Internal Accounting Controls.

NextTrip maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. NextTrip has established disclosure controls and procedures for NextTrip and designed such disclosure controls and procedures to ensure that material information relating to NextTrip is made known to the officers by others within NextTrip. NextTrip’s officers have evaluated the effectiveness of NextTrip’s controls and procedures. Since the NextTrip Most Recent Fiscal Year End, there have been no significant changes in NextTrip’s internal controls or, to the Knowledge of NextTrip, in other factors that could significantly affect NextTrip’s internal controls.

Section 5.14 Listing and Maintenance Requirements.

Except as set forth in the SEC Reports, NextTrip is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing or quotation of the NextTrip Common Stock on the Principal Market or any other trading market on which the NextTrip Common Stock is currently listed or quoted. The issuance and sale of the NextTrip Series O Preferred Shares under this Agreement, assuming the approval of NextTrip’s stockholders for the issuance of such NextTrip Shares at the Stockholders’ Meeting is received, will not contravene the rules and regulations of the Principal Market.

Section 5.15 Application of Takeover Protections.

NextTrip has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the NextTrip Organizational Documents or the Laws of its state of incorporation that is or could become applicable to the transactions contemplated hereby.

Section 5.16 Tax Matters.

a.	Tax Returns. NextTrip and its subsidiaries have filed all Tax Returns required to be filed (if any) by or on behalf of NextTrip and such subsidiary and have paid all Taxes of such entity required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to NextTrip or any of its subsidiaries that NextTrip or such subsidiary is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on NextTrip’s or any of its subsidiaries’ property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to NextTrip or any of its subsidiaries for any period (or portion of a period) that would affect any period after the date hereof.

b.	No Adjustments, Changes. Neither NextTrip nor any other Person on behalf of NextTrip (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

c.	No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of NextTrip or any of its subsidiaries, nor is any such claim or dispute pending or contemplated. NextTrip has delivered to the FSA true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by NextTrip or any of its subsidiaries, if any, for the past three years, and any and all correspondence with respect to the foregoing.

d.	Not a U.S. Real Property Holding Corporation. Neither NextTrip nor any of its subsidiaries is and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

e.	No Tax Allocation, Sharing. Neither NextTrip nor any of its subsidiaries is party to, and has not been a party to, any Tax allocation or sharing agreement.

Section 5.17 Labor Matters.

a.	There are no collective bargaining or other labor union agreements to which NextTrip is a party or by which it is bound. No material labor dispute exists or, to the Knowledge of NextTrip, is imminent with respect to any of the employees of NextTrip.

b.	NextTrip is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. NextTrip is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

c.	To the Knowledge of NextTrip, no director, officer or employee of NextTrip is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a director, officer or employee of NextTrip; or (ii) the ability of NextTrip to conduct its business. Except as set forth in the SEC Reports, each employee of NextTrip is employed on an at-will basis and NextTrip does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

Section 5.18 Employee Benefits.

a.	Except as set forth in the SEC Reports, NextTrip does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of NextTrip. Except as set forth in the SEC Reports, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between NextTrip and any current or former employee, officer or director of NextTrip, nor does NextTrip have any general severance plan or policy.

b.	Except as set forth in the SEC Reports, NextTrip does not, and for the past five (5) years has not, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of NextTrip.

c.	Except as set forth in the SEC Reports, neither the consummation of the transactions contemplated hereby alone, or in combination with another event, with respect to each director, officer, employee and consultant of NextTrip, will result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from NextTrip; (ii) any increase in the amount of compensation or benefits payable to any such individual; or (iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual. Except as set forth in the SEC Reports, no arrangement or other Contract of NextTrip provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of NextTrip.

Section 5.19 Title to Assets.

NextTrip has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which NextTrip has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of NextTrip to conduct business as currently conducted.

Section 5.20 Intellectual Property.

The SEC Reports describe all Intellectual Property used by NextTrip in its business as presently conducted, which constitutes all of its Intellectual Property needed by NextTrip to operate its business as presently conducted. NextTrip is the sole and exclusive owner of or has a license or other right to use the Intellectual Property, free and clear of any Liens and, to the Knowledge of NextTrip, any infringing uses thereof by third parties. NextTrip has neither abandoned nor granted any license, permit or other consent or authorization to any third party to use any of its Intellectual Property except in the Ordinary Course of Business and except as provided in the APA and as set forth in the SEC Reports. None of its Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction or agreement restricting the scope or use thereof. To the Knowledge of NextTrip, none of its Intellectual Property infringes on any trademarks, Internet domain names, copyrights or any other intellectual property rights of any kind of any third party.

Section 5.21 Environmental Laws.

NextTrip (a) is in compliance with all Environmental Laws; (b) has received all Licenses or other approvals required under applicable Environmental Laws to conduct its business: and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NextTrip.

Section 5.22 Transactions with Affiliates and Employees.

Except as disclosed in the SEC Reports, no officer, director, employee or stockholder of NextTrip or any Affiliate of any such Person, has or has had, either directly or indirectly, a material interest in any transaction with NextTrip (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of NextTrip, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

Section 5.23 Liabilities.

NextTrip has no Liability (and there is no Action pending, or to the Knowledge of NextTrip, threatened against NextTrip that would reasonably be expected to give rise to any Liability), except as set forth in the SEC Reports. NextTrip is not a guarantor nor is it otherwise liable for any Liability or obligation (including Indebtedness) of any other Person. There are no financial or contractual obligations (including any obligations to issue capital stock or other securities) executory after the Closing Date.

Section 5.24 Investment Company.

NextTrip is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.25 Money Laundering Laws.

The operations of NextTrip are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Proceeding involving NextTrip with respect to the Money Laundering Laws is pending or, to the Knowledge of NextTrip, threatened.

Section 5.26 Foreign Corrupt Practices.

Neither NextTrip, nor, to the Knowledge of NextTrip, any director, officer, agent, employee or other Person acting on behalf of NextTrip has, in the course of its actions for, or on behalf of, NextTrip (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 5.27 Absence of Certain Changes or Events.

Except as set forth in the SEC Reports, from the NextTrip Most Recent Fiscal Year End (a) NextTrip has conducted its business only in Ordinary Course of Business; (b) there has not been any change in the assets, Liabilities, financial condition or operating results of NextTrip, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on NextTrip; and (c) NextTrip has not completed or undertaken any of the actions set forth in Section 6.2. NextTrip has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does NextTrip have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

Section 5.28 Undisclosed Events.

No event, Liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to NextTrip, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by NextTrip under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by NextTrip of its common stock and which has not been publicly announced or will not be publicly announced in a Current Report on Form 8-K filed by NextTrip filed within four (4) Business Days after the Closing.

Section 5.29 Insurance.

Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NextTrip, (a) NextTrip and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NextTrip reasonably has determined to be prudent and consistent with industry practice, and NextTrip and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers and directors of NextTrip and its subsidiaries, NextTrip or its relevant subsidiary is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid or provided for, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by NextTrip or its subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither NextTrip nor its subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

Section 5.30 Investment Purpose.

NextTrip is acquiring the Purchased Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. NextTrip acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.31 Disclosure.

All documents and other papers delivered or made available by or on behalf of NextTrip in connection with this Agreement are true, complete, correct and authentic in all material respects. No representation or warranty of NextTrip contained in this Agreement and no statement or disclosure made by or on behalf of NextTrip to FSA or the Unitholders pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI: CONDUCT PRIOR TO CLOSING

Section 6.1 Conduct of Business.

At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Final Closing (the “Restricted Period”), each of NextTrip and FSA shall (a) carry on their respective businesses diligently and in the usual, regular and Ordinary Course of Business, in substantially the same manner as currently being conducted and in compliance with all applicable Laws (b) pay or perform its material obligations when due; (c) use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings; and (d) keep their business and properties substantially intact, including their present operations, physical facilities and working conditions.

Section 6.2 Restrictions on Conduct of Business.

Without limiting the generality of the terms of Section 6.1 hereof, FSA shall not do any of the following during the Restricted Period, where applicable:

a.	except as required by applicable Law, waive any unit repurchase rights, accelerate, amend or change the period of exercisability of options or restricted units, or reprice options granted under any employee, consultant or director incentive plans or authorize cash payments in exchange for any options granted under any of such plans;

b.	enter into any partnership arrangements, joint development agreements or strategic alliances, other than in the Ordinary Course of Business;

c.	increase the compensation or fringe benefits of, or pay any bonuses or special awards to, any present or former director, officer, member or employee of FSA (except for increases in salary or wages in the Ordinary Course of Business, or, as it relates to FSA in an amount not to exceed $100,000 per annum to any one employee or executive) or increase any fees to any independent contractors; (ii) grant any severance or termination pay to any present or former director, officer or employee of FSA; (iii) enter into, amend or terminate any employment Contract, independent contractor agreement or collective bargaining agreement, written or oral; or (iv) establish, adopt, enter into, amend or terminate any bonus, profit sharing, incentive, severance, or other plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan if it were in existence as of the date of this Agreement, except as required by applicable Law;

d.	except as contemplated by this Agreement, or pursuant to agreements in place at the time this Agreement is entered into, issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing with respect to, any units or any securities convertible into, or exercisable or exchangeable for, units of FSA, or subscriptions, rights, warrants or options to acquire any units or any securities convertible into, or exercisable or exchangeable for, units of FSA, or enter into other Contracts or commitments of any character obligating it to issue any such units of FSA or securities convertible into, or exercisable or exchangeable for, units of FSA;

e.	cause, permit or propose any amendments to any FSA Organizational Documents, except as may be contemplated hereby;

f.	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, joint venture, association, business trust or other business enterprise or entity, or otherwise acquire or agree to acquire any assets other than in the Ordinary Course of Business;

g.	adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

h.	except as required by applicable Law, adopt or amend any employee benefit plan or employee unit purchase or employee option plan, or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the Ordinary Course of Business with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee other than in the Ordinary Course of Business, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers;

i.	except in the Ordinary Course of Business, modify, amend or terminate any Contract to which FSA is a party, or waive, delay the exercise of, release or assign any rights or claims thereunder;

j.	sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the Ordinary Course of Business;

k.	(i) incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FSA, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for endorsements and guarantees for collection, short-term borrowings and lease obligations, in each case incurred in the Ordinary Course of Business; or (ii) make any loans, advances or capital contributions to, or investment in, any other Person, other than to FSA;

l.	pay, discharge or satisfy any claims (including claims of stockholders), Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with their terms as in effect on the date hereof, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing License, Contract or other document, other than in the Ordinary Course of Business;

m.	change any financial reporting or accounting principle, methods or practices used by it unless otherwise required by applicable Law or GAAP;

n.	settle or compromise any litigation (whether or not commenced prior to the date of this Agreement);

o.	(i) except as contemplated hereby, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any units of FSA or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

p.	enter into any transaction with any of its directors, officers, stockholders, or Affiliates; make any capital expenditure in excess of $100,000, which shall exclude any transaction fees associated with this Agreement;

q.	(i) grant any license or sublicense of any rights under or with respect to any Intellectual Property; (ii) dispose of or let lapse and Intellectual Property, or any application for the foregoing, or any license, permit or authorization to use any Intellectual Property; or (iii) amend, terminate any other Contract, license or permit to which FSA is a party;

r.	file or amend any material Tax Return, or otherwise make, or permit to be made, without the prior written consent of the other Party any material Tax election which would affect NextTrip or FSA, except in the Ordinary Course of Business or as required by applicable Law; or

s.	commit to or otherwise to take any of the actions described in this Section 6.2.

ARTICLE VII: ADDITIONAL AGREEMENTS

Section 7.1 Access to Information.

Each of NextTrip and FSA shall afford the other Party, its accountants, counsel and other representatives (including the Unitholders), reasonable access, during normal business hours, to the properties, books, records and personnel of such Party at any time prior to the Closing in order to enable each Party to obtain all information concerning the business, assets and properties, results of operations and personnel of the other Party as each Party may reasonably request. No information obtained in the foregoing investigation by a Party pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

Section 7.2 Legal Requirements.

The Parties shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other Parties to the extent necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.3 Notification of Certain Matters.

FSA shall give prompt notice to NextTrip, and NextTrip shall give prompt notice to the FSA, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at the Initial Closing or the Final Closing, such that the conditions set forth in Article IX hereof, as the case may be, would not be satisfied or fulfilled as a result thereof; or (b) any material failure of any of FSA, the Unitholders or NextTrip, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the rights and remedies available hereunder to the Party receiving such notice.

Section 7.4 Acquisition Proposals.

a.	From the date of this Agreement until the Final Closing Date or, if earlier, the termination of this Agreement, neither NextTrip nor any representative of NextTrip will, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any competing transaction proposal from any Person other than FSA or the Unitholders (a “Third Party”) or take any action that could reasonably be expected to lead to a Competing Transaction Proposal; (ii) furnish any information regarding NextTrip to any Third Party in connection with or in response to a Competing Transaction Proposal or an inquiry or indication of interest; (iii) engage in or continue any discussions or negotiations with any Third Party with respect to any Competing Transaction Proposal; (iv) approve, endorse or recommend any Competing Transaction Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction Proposal.

b.	Concurrently with the execution of this Agreement, NextTrip shall (i) immediately cease and cause to be terminated any existing discussions with any Person that relate to any Competing Transaction Proposal; and (ii) cause any physical or virtual data room containing any such information to no longer be accessible to or by any Person other than FSA, the Unitholders and their respective representatives.

Section 7.5 Closing Date Releases.

a.	Effective on the Final Closing Date, each Unitholder for itself and its successors and assigns, hereby releases, acquits and forever discharges FSA and its respective Affiliates, officers, directors, employees and agents and their respective successors and assigns of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the Unitholders has, owns or holds as of the Final Closing Date, or have at any time previously had, owned or held against such parties, including, without limitation, all Liabilities created as a result of the, gross negligence and willful acts of FSA or the negligence of FSA or its employees and agents, or under a theory of strict liability, existing as of the Closing Date; provided, however, that such release shall not cover any claims arising under this Agreement.

b.	As of the date of this Agreement, each Unitholder hereby represents and warrants that such Unitholder has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in Section 7.7(a). Each Unitholder represents and warrants that such Unitholder has read and understands all of the provisions of this Section 7.7 and that such Unitholder has been represented by legal counsel of the Unitholder’s own choosing in connection with the negotiation, execution and delivery of this Agreement.

c.	The release provided by the Unitholders pursuant to Section 7.7(a) shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of law by a released party, including FSA and its Affiliates, officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the Parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and Liabilities based on theories of strict liability.

Section 7.6 D&O Insurance.

As of the Initial Closing Date, FSA officers who become employed by NextTrip will be covered by NextTrip’s D&O Insurance Policy. NextTrip will use commercially reasonable efforts to update such D&O Insurance Policy as promptly as practicable following the applicable Closing as necessary.

Section 7.7 Updates to Disclosure Schedule.

FSA shall supplement the FSA Disclosure Schedules prior to the Initial Closing and the Final Closing, as applicable, by delivery to NextTrip, at least five (5) days prior to the relevant Closing Date of any such supplement (a “Disclosure Supplement”). Each Disclosure Supplement shall be in writing and shall be delivered in accordance with this Agreement. Unless the existence of any matter set forth in any such Disclosure Supplement which was not disclosed at the time of the signing of this Agreement (a “New Matter”) would have a Material Adverse Effect, the Disclosure Schedule referred to herein shall be deemed amended and supplemented as of the applicable Closing Date by all information including, without limitation, any New Matter set forth in any Disclosure Supplement and the warranties and representations of the Parties herein shall be deemed amended) and supplemented by all such information set forth in each Disclosure Supplement. In such event all references to Disclosure Schedule shall include all Disclosure Supplements. To the extent that the existence of any New Matter would have a Material Adverse Effect, the Parties, as applicable, shall have the right hereunder (a) to terminate this Agreement by written notice pursuant to Section 10.1(f) or 10.1(g), as applicable, within five (5) days after receipt of the Disclosure Supplement which includes the New Matter, but prior to the Closing or (b) to consummate the transactions contemplated hereby.

ARTICLE VIII: POST CLOSING COVENANTS

Section 8.1 General.

In case at any time after the Final Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 8.2 Public Announcements.

NextTrip shall file with the SEC a Form 8-K, describing the material terms of the transactions contemplated hereby as soon as practicable after the date of this Agreement, but in no event more than four (4) business days following the date hereof. Prior to the Final Closing Date, NextTrip, FSA and the Unitholders (each a “Material Party”) shall consult with each other in issuing the Form 8-K and any press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or the Principal Market with respect to the transactions contemplated hereby, and no Party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other Material Parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, in which case the disclosing Party shall use commercially reasonable efforts to provide the other Material Parties with prior notice of no less than three (3) calendar days, of such disclosure and shall incorporate in the disclosure the reasonable comments of the other Material Parties.

ARTICLE IX: CONDITIONS TO CLOSING

Section 9.1 Conditions to Closing.

a.	Conditions to Obligation of the Parties Generally. None of the Parties shall be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any Action shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority; or (iii) NextTrip Common Stock is not listed on the Principal Market or the Principal Market shall have notified NextTrip that the NextTrip Common Stock will be delisted in connection with the transactions described in this Agreement.

b.	Principal Market Listing. In the event the Principal Market determines that the transactions described in this Agreement (or any other related transaction or transactions) constitute, or will constitute, a “back-door listing” or “reverse merger,” the Parties shall cooperate in good faith to seek to ensure that the transaction is not a reverse merger as of the Initial Closing or the Final Closing.

Section 9.2 Conditions to Obligation of FSA and the Unitholders.

The obligations of FSA and the Unitholders to close the transactions contemplated herein and perform their respective obligations under this Agreement are subject, at the option of FSA and the Unitholders, to the fulfillment on or prior to the applicable Closing Date, of the following conditions, any one or more of which may be waived by FSA and the Unitholders in writing:

a.	The representations and warranties of NextTrip set forth in this Agreement shall be true and correct in all material respects as of the applicable Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at the Closing Date;

b.	NextTrip shall have performed and complied with all of its covenants hereunder in all material respects through the applicable Closing;

c.	No action, suit, or proceeding shall be pending or, to the Knowledge of NextTrip, threatened before any Governmental Authority wherein an Order or charge would (i) affect adversely the right of the Unitholders to own the NextTrip Series O Preferred Shares; or (ii) affect adversely the right of NextTrip to own FSA or to operate its business (and no such Order or charge shall be in effect), nor shall any Law or Order which would have any of the foregoing effects have been enacted or promulgated by any Governmental Authority;

d.	No event, change or development shall exist or shall have occurred since NextTrip’s Most Recent Fiscal Year End that has had or is reasonably likely to have a Material Adverse Effect on NextTrip;

e.	All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by NextTrip for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by NextTrip and NextTrip shall have delivered proof of same to FSA and the Unitholders;

f.	NextTrip shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the applicable Closing Date;

g.	NextTrip shall have delivered to FSA and the Unitholders the deliveries described in Section 9.4 below; and

h.	With respect to the Final Closing, all conditions described in Section 2.3 shall have been satisfied; and

i.	All actions to be taken by NextTrip in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to affect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to FSA and the Unitholders.

Section 9.3 Conditions to Obligation of NextTrip.

The obligations of NextTrip to close the transactions contemplated hereby and perform its obligations under this Agreement at the applicable Closing, are subject, at the option of NextTrip, to the fulfillment on or prior to the applicable Closing Date of the following conditions, any one or more of which may be waived by NextTrip in writing:

a.	On or prior to the Initial Closing, FSA shall have authorized the sale and issuance to NextTrip of the Initial Interest, and the units included in the Initial Interest shall have the rights, preferences, privileges and restrictions as provided by statute and as stated in the FSA Organizational Documents;

b.	The representations and warranties of FSA and the Unitholders set forth in this Agreement shall be true and correct in all material respects as of the applicable Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at the applicable Closing Date;

c.	FSA and the Unitholders shall have performed and complied with all of their covenants hereunder in all material respects through the applicable Closing Date;

d.	No action, suit, or proceeding shall be pending or, to the Knowledge of NextTrip, threatened before any Governmental Authority wherein an Order or charge would (i) affect adversely the right of the Unitholders to own the NextTrip Series O Preferred Shares; or (ii) affect adversely the right of FSA to own its assets or to operate its business (and no such Order or charge shall be in effect), nor shall any Law or Order which would have any of the foregoing effects have been enacted or promulgated by any Governmental Authority;

e.	No event, change or development shall exist or shall have occurred since FSA’s Most Recent Fiscal Year End that has had or is reasonably likely to have a Material Adverse Effect on FSA;

f.	All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by FSA for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by FSA and FSA shall have delivered proof of same to NextTrip;

g.	All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by FSA for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by FSA and FSA shall have delivered proof of same to NextTrip. All outstanding convertible indebtedness of FSA shall have been converted at or prior to the Closing into FSA Units; and

h.	All actions to be taken by FSA and the Unitholders in connection with consummation of the transactions contemplated hereby and all payments, certificates, opinions, instruments, and other documents required to affect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to NextTrip.

Section 9.4 Closing Deliveries.

a.	At the Initial Closing, NextTrip shall deliver, or cause to be delivered:

i. The Initial Closing Consideration;

ii. a certificate, dated the Initial Closing Date, executed by an officer of NextTrip, certifying the satisfaction of the conditions specified in Section 9.1(a)(iii) and Section 9.2(a) through 9.2(j), inclusive, relating to NextTrip;

iii. a certificate duly executed by the Secretary of NextTrip and dated as of the Initial Closing Date, as to the resolutions as adopted by NextTrip’s board of directors, in a form reasonably acceptable to FSA, approving this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby; and

iv. a duly executed copy of each of the McMahon Employment Agreement and May Employment Agreement;

b.	At the Initial Closing, FSA and the Unitholders shall deliver, or cause to be delivered:

i.	An Assignment of Membership Interest, substantially in the form attached hereto as Exhibit A, duly executed by each Unitholder, to be held in escrow pending immediate release at the Final Closing (the “Interest Assignments”);

ii.	An Accredited Investor Questionnaire, substantially in the form attached hereto as Exhibit B, duly executed by each Unitholder, to be held in escrow pending immediate release at the Final Closing (the “AI Questionnaires”);

iii.	a duly executed copy of each of the McMahon Employment Agreement and May Employment Agreement;

iv.	a certificate, dated the Initial Closing Date, executed by an officer of FSA, certifying the satisfaction of the conditions specified in Section 9.3(a) through 9.3(f), inclusive, relating to FSA;

v.	a certificate, dated the Initial Closing Date, executed by the Unitholders, certifying the satisfaction of the conditions specified in Section 9.3(a) and 9.3(b) relating to the Unitholders;

vi.	a certificate duly executed by the Secretary or equivalent officer of FSA and dated as of the Initial Closing Date, as to the resolutions as adopted by FSA’s members, in a form reasonably acceptable to NextTrip, approving this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

c.	At the Final Closing, NextTrip shall deliver, or cause to be delivered:

i.	The Final Closing Consideration; and

ii.	A certificate, dated the Final Closing Date, executed by an officer of NextTrip, certifying the continued satisfaction of the conditions specified in Section 9.1(a)(iii) and Section 9.2(a) through 9.2(j), inclusive, relating to NextTrip.

d.	At the Final Closing, FSA shall deliver, or cause to be delivered:

i.	a certificate, dated the Final Closing Date, executed by an officer of FSA, certifying the continued satisfaction of the conditions specified in Section 9.3(a) through 9.3(f), inclusive, relating to FSA; and

ii.	a certificate, dated the Final Closing Date, executed by the Unitholders, certifying the continued satisfaction of the conditions specified in Section 9.3(a) and 9.3(b) relating to the Unitholders.

e.	The following actions shall occur, or be caused to occur, simultaneously with the Final Closing:

i.	The Interest Assignments shall be released from escrow and become fully enforceable;

ii.	The AI Questionnaires shall be released from escrow; and

iii.	FSA will cause any NextTrip Series O Preferred Shares received as Initial Consideration to be distributed to the Unitholders in accordance with the Consideration Schedule such that FSA becomes a wholly owned subsidiary of NextTrip.

ARTICLE X: TERMINATION

Section 10.1 Grounds for Termination.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Final Closing Date:

a.	by the written agreement of NextTrip, FSA and the Unitholders;

b.	by FSA and the Unitholders (by written notice of termination from FSA and the Unitholders to NextTrip, in which reference is made to this subsection) if the Final Closing has not occurred on or prior to the Termination Date, unless the failure of the Final Closing to have occurred is attributable to a failure on the part of FSA or the Unitholders to perform any material obligation to be performed by FSA or the Unitholders pursuant to this Agreement at or prior to the Closing;

c.	by NextTrip (by written notice of termination from NextTrip to FSA and the Unitholders, in which reference is made to this subsection) if the Final Closing has not occurred on or prior to the Termination Date, unless the failure of the Final Closing to have occurred is attributable to a failure on the part of NextTrip to perform any material obligation required to be performed by NextTrip pursuant to this Agreement at or prior to the Final Closing;

d.	by NextTrip or FSA (by written notice of termination from such Party to the other Party) if a Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order, or shall have taken any other action having the effect of, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

e.	by NextTrip, FSA or the Unitholders (by written notice of termination from such Party to the other Parties) if any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party at or prior to the applicable Closing;

f.	by FSA or the Unitholders (by written notice of termination from FSA to NextTrip, in which reference is made to this subsection) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on NextTrip, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to NextTrip;

g.	by NextTrip (by written notice of termination from NextTrip to FSA, in which reference is made to this subsection) if, (i) since the date of this Agreement, there shall have occurred any Material Adverse Effect on FSA, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to FSA; or (ii) the Subsequently Delivered FSA Disclosure Schedules disclose anything which (A) has, or could reasonably be expected to have, a Material Adverse Effect with respect to FSA, (B) results in any representation, warranty or covenant made herein by FSA or the Unitholders being materially incorrect or misleading at the time it was made, (C) departs materially, from any written or oral disclosures relating to FSA or the Unitholders (or its financial statements, liabilities, agreements, litigation, assets, operations or prospects) which has been provided by FSA or the Unitholders, or their representatives, to NextTrip or its representatives, prior to the date of this Agreement, or (D) materially affects the ability of FSA or the Unitholders to complete the transactions contemplated herein and such has not been cured within ten (10) days;

h.	by FSA (by written notice of termination from FSA to NextTrip, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of NextTrip’s representations and warranties shall have been materially inaccurate as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.2(a) would not be satisfied and such inaccuracy has not been cured by NextTrip within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, (ii) any of NextTrip’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.2(b) would not be satisfied; or

i.	by NextTrip (by written notice of termination from NextTrip to FSA and the Unitholders, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of FSA’s or the Unitholders’ representations and warranties shall have been materially inaccurate as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.3(a) would not be satisfied and such inaccuracy has not been cured by FSA or the Unitholders within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or (ii) any of FSA’s or the Unitholders’ covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.3(b) would not be satisfied.

Section 10.2 Procedure.

In the event of the termination of this Agreement by NextTrip or FSA pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other two Parties. If this Agreement is terminated as provided herein (a) each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel; and (b) all filings, applications and other submission made by any Party to any Person, including any Governmental Authority, in connection with the transactions contemplated hereby shall, to the extent practicable, be withdrawn by such Party from such Person.

Section 10.3 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Article XI; (b) Sections 3.6, 4.8 and 5.10 hereof relating to brokers’ fees or commissions; and (iv) Section 10.2 and this Section 10.3.

ARTICLE XI: MISCELLANEOUS PROVISIONS

Section 11.1 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 11.2 Confidentiality.

a.	The Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party; (ii) the use of such information is necessary or appropriate in making any required filing with the SEC or the Principal Market, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Each Party will be liable for any breach of this Section 11.2 by its respective directors, officer, employees, agents, and advisors as if it had breached this Section 11.2.

b.	In the event that any Party is required to disclose any information of another Person pursuant to clause (ii) or (iii) of Section 11.2(a) above, the Party requested or required to make the disclosure (the “disclosing party”) shall provide the Person that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective Order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.2. If, in the absence of a protective Order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective Order or other relief assurance that confidential treatment will be accorded the providing party’s information.

c.	If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties, subject to customary backup and related procedures relating to such information.

Section 11.3 Notices.

All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via email. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 11.3, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 11.3, but which acknowledgement of acceptance shall include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable party or Parties at the address specified below, subject to notice of changes thereof from any party with at least ten (10) business days’ notice to the other Parties. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following physical and email addresses as applicable:

If to NextTrip to:

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Attention: William Kerby, CEO

Email: bill.kerby@nexttrip.com

With a copy to (which shall not constitute notice):

Snell & Wilmer LLP

12230 El Camino Real, Suite 300

San Diego, CA 92130

Attention: Christopher L. Tinen, Esq.

Email: christopher.tinen@swlaw.com.com

If to FSA:

265 Read Ave

Tuckahoe, NY 10707

Attention: John McMahon

Email: jmcmahon@fivestaralliance.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Section 11.4 Further Assurances.

The Parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.5 Waiver.

The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6 Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

Section 11.7 Assignments, Successors, and No Third-Party Rights.

No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.8 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.9 Section Headings.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

Section 11.10 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, electronic delivery, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic copy, or “.pdf” signature page was an original thereof.

Section 11.12 Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 11.13 Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of Laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.3. Nothing in this Section 11.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 11.14 Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Review and Construction of Documents.

Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 11.17 Non-Survival of Representations, Warranties.

The representations and warranties of the Unitholders, FSA and NextTrip contained in this Agreement or in any certificate or instrument delivered by or on behalf of any of Unitholders, FSA and NextTrip pursuant to this Agreement shall not survive the date of the Closing on which made, and from and after the Final Closing Date, the Unitholders, FSA and NextTrip and their respective representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of Unitholders, FSA and NextTrip or their respective representatives with respect thereto. The covenants and agreements made by the Unitholders, FSA and NextTrip in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Final Closing Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Final Closing Date (which such covenants shall survive the Final Closing Date and continue until fully performed in accordance with their terms).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURES BEGIN ON IMMEDIATELY FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NEXTTRIP:

NEXTTRIP, INC. a Nevada corporation

By:	/s/ William Kerby
Name:	William Kerby
Title:	Chief Executive Officer

FSA:

FSA TRAVEL, LLC. a New York limited liability company

By:	/s/ John McMahon
Name:	John McMahon
Title:	Chief Executive Officer

UNITHOLDERS:

/s/ John McMahon
John McMahon

/s/ Priscilla Alexander
Priscilla Alexander

/s/ James Killen
James Killen

/s/ Daniel Sullivan
Daniel Sullivan

/s/ Joseph Harkins
Joseph Harkins

/s/ Sean Sheridan
Sean Sheridan

/s/ Courtney May
Courtney May

Valerie Wilson Travel, Inc.

By:	/s/ Jennifer Wilson-Buttigieg
Name:	Jennifer Wilson-Buttigieg
Title:	Authorized Signatory

LuxeLife Services, Inc

By:	/s/ Jennifer Wilson-Buttigieg
Name:	Jennifer Wilson-Buttigieg
Title:	Authorized Signatory

EXHIBIT A

FORM OF MEMBERSHIP INTEREST ASSIGNMENT

EXHIBIT B

FORM OF AI QUESTIONNAIRE